Exhibit 1.3

Headline: "TENDER: Banco Santander, S.A. announces tender offer"

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24 June 2025 - Banco Santander, S.A. (the "Offeror") announces that it is inviting holders of its outstanding EUR 1,500,000,000 4.375 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (ISIN: XS2102912966) (the "Preferred Securities") to tender their Preferred Securities for purchase by the Offeror for cash in an aggregate nominal amount of up to the Maximum Acceptance Amount, subject to applicable law and regulation and the offer and distribution restrictions and the satisfaction or waiver of the New Financing Condition and the other conditions described in the tender offer memorandum dated 24 June 2025 (the "Tender Offer Memorandum"). The repurchase of the Preferred Securities has been authorised by the European Central Bank.

Capitalised terms used in this announcement but not defined have the meanings given to them in the Tender Offer Memorandum. Copies of the Tender Offer Memorandum are available from the Tender Agent whose details are set out below.

Until the Offeror announces whether it has decided to accept valid Offers to Sell pursuant the Offer and until the satisfaction or waiver of the New Financing Condition, no assurance can be given that any Preferred Securities validly Offered for Sale pursuant to the Offer will be accepted. Even if the New Financing Condition is satisfied, the acceptance of any Preferred Securities validly Offered for Sale is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Preferred Securities validly Offered for Sale pursuant to the Offer.

Preferred Securities may only be Offered for Sale in multiples of EUR 200,000, being the liquidation preference of the Preferred Securities.

Target Preferred Securities

Description of the Preferred Securities / ISIN / Outstanding Nominal Amount / First Optional Redemption Date / Purchase Price /

EUR 1,500,000,000 4.375 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities / XS2102912966 / EUR 1,500,000,000 / 14 January 2026 / 100 per cent.

Rationale for the Offer

The rationale for the Offer is to efficiently manage the Offeror’s Tier 1 capital position and optimise the liquidity and debt maturity profile of the Offeror. Preferred Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold. Preferred Securities which have not been validly submitted and accepted for purchase pursuant to the Offer will remain outstanding.

New Preferred Securities and New Financing Condition

The Offeror also announces, subject to market conditions, its intention to issue a new series of euro-denominated non-step-up non-cumulative contingent perpetual convertible preferred securities qualifying as additional tier 1 capital (the "New Preferred Securities"). Whether the Offeror will accept for purchase any Preferred Securities validly tendered in the Offer is subject, without limitation, to (unless such condition is waived by the Offeror in its sole and absolute discretion) the successful completion (in the sole determination of the Offeror) of the issue of the New Preferred Securities (the "New Financing Condition").

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S of the United States Securities Act of 1933 ("Regulation S"), as amended (the "Securities Act"). The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities that will be made available to investors together with pricing details .

Purchase Price

The Purchase Price shall be 100 per cent. of the nominal amount of the Preferred Securities accepted for purchase pursuant to the Offer.

Amount subject to the Offer

The Offeror proposes to accept Preferred Securities for purchase up to the Maximum Acceptance Amount on the terms and subject to the conditions (including the satisfaction or waiver of the New Financing Condition) contained in the Tender Offer Memorandum (although the Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Acceptance Amount). The acceptance of any Preferred Securities validly Offered for Sale is at the sole and absolute discretion of the Offeror and the Offeror reserves the absolute right not to accept any Preferred Securities validly Offered for Sale pursuant to the Offer.

Priority Allocation of the New Preferred Securities

When considering allocation of the New Preferred Securities, the Offeror intends to give preference to those Holders who, prior to such allocation, have validly tendered (or have given a firm indication to the Offeror or the Dealer Managers that they intend to tender) their Preferred Securities pursuant to the Offer, as further set out in the Tender Offer Memorandum.

Acceptance of Offer to Sell Preferred Securities and pro-ration

The Offeror will determine, in its sole and absolute discretion, the aggregate nominal amount of Preferred Securities accepted for purchase pursuant to the Offer (the "Acceptance Amount").

If the Offeror decides to accept Preferred Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount of Preferred Securities which is greater than the Acceptance Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Preferred Securities accepted for purchase is no greater than the Acceptance Amount, as further set out in the Tender Offer Memorandum.

For the avoidance of doubt, the Offeror will determine the Acceptance Amount in its sole and absolute discretion.

Expected Timetable of Events

Commencement of the Offer: 24 June 2025

Announcement of the Maximum Acceptance Amount: As soon as reasonably practicable following pricing of the New Preferred Securities

Pricing of the New Preferred Securities: 24 June 2025

Expiration Time: 5.00 p.m. (CET time) on 30 June 2025

Announcement of Results of the Offer: 1 July 2025

New Preferred Securities Settlement Date: Expected to be 2 July 2025

Settlement Date: Expected to be 2 July 2025

Further Information

Before making a decision whether to tender their Preferred Securities pursuant to an Offer, Holders should carefully consider all the information in the Tender Offer Memorandum and, in particular, the Risk Factors and Other Considerations.

Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities that will be made available to investors together with pricing details (when available).

** Dealer Managers **

Banco Santander, S.A.: liabilitymanagement@gruposantander.com

Santander US Capital Markets LLC: AmericasLM@santander.us

** Tender Agent **

Kroll Issuer Services Limited: +44 20 7704 0880 / santander@is.kroll.com / https://deals.is.kroll.com/santander

NOT FOR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN A JURISDICTION WHERE IT IS UNLAWFUL TO RELEASE, PUBLISH OR DISTRIBUTE THIS DOCUMENT

Notice to U.S. Investors

The proposed transaction relates to the securities of Banco Santander, S.A., a company incorporated in Spain. Information distributed in connection with the proposed transaction is subject to Spanish disclosure requirements that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the company is located in Spain and some or all of its officers and directors are residents of Spain. You may not be able to sue the company or its officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the company may purchase subject securities otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The New Preferred Securities will be offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S. The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities that will be made available to investors together with pricing details (when available).